Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Synalloy Corporation

We consent to the incorporation by reference in the registration statement on Form S-3 of our reports dated March 14, 2012, with respect to the consolidated financial statements of Synalloy Corporation and subsidiaries as of December 31, 2011 and January 1, 2011, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

November 20, 2012